Exhibit 99.1

Unigene and Nordic Bioscience Enter Equity Transfer and Exclusive License Agreement for Proprietary Metabolic Peptide Analogs

Agreement Provides Unigene with Immediate Capital Infusion, as Well as Potential Royalty and Milestone Payments

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MAY 9, 2013 – Boonton, NJ – Unigene Laboratories, Inc. (PINK: UGNE), a leader in the design and development of peptide-based therapeutics, today announced it has entered into an equity transfer and exclusive license agreement with Nordic Bioscience (Nordic) involving three proprietary metabolic peptide analogs for Type 2 diabetes, osteoarthritis and osteoporosis developed as part of a Joint Development Vehicle (JDV) established by both companies in October 2011.

Under the terms of the equity transfer and exclusive license agreement, Nordic has agreed to pay $1,000,000 for Unigene’s ownership interest in the JDV. In accordance, Unigene has granted the now 100% Nordic owned JDV, an exclusive, royalty-bearing license to develop and commercialize products incorporating any of the three licensed analogs for the treatment of Type 2 Diabetes, osteoarthritis and osteoporosis in humans. In August 2012, the companies selected UGP302 as the lead compound for Type 2 diabetes.

Dr. Nozer Mehta, Chief Scientific Officer for Unigene stated, “We have been extremely pleased with our collaboration with Nordic Bioscience. The synergy between the capabilities of our two companies has allowed us to progress very rapidly with this exciting program. By way of the original JDV, Nordic has been able to expedite its evaluation of the Unigene peptides and has successfully used its industry-leading know-how and experience to determine their efficacy using a variety of cell-based technologies and animal models.”

Dr. Morten Karsdal, Chief Executive Officer for Nordic BioScience commented, “The 302 molecule, and family of peptides, are extremely interesting and have been optimized to provide the ideal receptor binding profile for Type 2 diabetes and osteoarthritis. As such, we are confident these peptides will deliver an efficacy and combination of effects that is superior to other development programs. Provided the toxicology studies advance as expected, our plan is to initiate the first clinical study early next year.”

As part of the exclusive license agreement, Unigene will be entitled to double-digit royalties from the net sales of any of the licensed products that incorporate Unigene’s oral formulation technology, and single-digit royalties from the net sales of such licensed products that do not. Unigene is also entitled to receive 25 percent of any license fees or milestone payments should Nordic sublicense any of the compounds.

Pursuant to the terms of a forbearance agreement with Unigene’s senior lenders, Victory Park Capital (VPC), the $1,000,000 in proceeds from the equity transfer transaction are required to be remitted to VPC to be applied to the outstanding senior secured notes. However, VPC has agreed to immediately re-loan $500,000 of the proceeds to help extend the Company’s cash runway. VPC has also indicated its willingness to re-loan the remaining proceeds if an agreement can be reached between VPC, Unigene and the Company’s junior lenders, the Jaynjean Levy Family Limited Partnership, in regards to the possible conversion of Unigene’s remaining debt into equity on terms that are acceptable to VPC.

Ashleigh Palmer, Unigene’s Chief Executive Officer, stated, “Today’s agreement with Nordic Bioscience is a significant breakthrough for Unigene, as it provides immediate capital to further extend our cash runway as we pursue strategic initiatives for the Company and our therapeutic pipeline, while assuring that the peptide analogs remain with an excellent team that is committed to their success. We could not be more pleased given our current challenging corporate circumstances.”

Palmer continued, “That said, Unigene’s ability to leverage this agreement to secure additional opportunities is very much contingent upon resolving our current debt situation. We remain in discussions with VPC regarding the potential conversion of VPC’s remaining debt into additional Unigene equity. Any agreement with VPC with respect to such a conversion is expected to be contingent upon the consent, cooperation and agreement of the JaynJean Levy Family Limited Partnership, Warren P. Levy and Ronald S. Levy, including the consent of such parties to the conversion of their respective debt into equity on terms that are acceptable to VPC.”

About Unigene Laboratories, Inc.

Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to the Company’s path forward in continuing to explore and develop strategic options to protect and enhance shareholder value; the Company’s ability to secure additional opportunities is dependent upon resolving the debt position; and the Company’s leadership in the design, delivery, manufacture and development of peptide-based therapeutics. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies and our ability to enter into favorable new agreements with such companies, our ability to cut expenses and maintain efficiencies, our ability to enter into new financing arrangements, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

For Investors & Media:

Joshua Drumm, Ph.D. / Jason Rando

Tiberend Strategic Advisors, Inc.

(212) 827-0020

jdrumm@tiberend.com

jrando@tiberend.com

Source: Unigene Laboratories, Inc.